Exhibit B to the Trust for Advised Portfolios
Fund Accounting, Fund Administration & Portfolio Compliance, and Chief
Compliance Officer (CCO) Services Fee Schedule at January, 2014

Name of Series	Date Added
Ziegler Strategic Income Fund	on or after January 1, 2014

Annual Fee Based Upon Average Net Assets Per Fund*
__ basis points on the first __million
__ basis points on the next $__ million
__ basis points on the balance
Minimum annual fee:  $__ per fund (includes first two classes)
▪ Additional fee of $__ for each additional class beyond two
▪ Additional fee of $__ per manager/sub-advisor per fund
▪ Additional fee of $__ for a Controlled Foreign Corporation (CFC)
Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
Pricing Services**
▪	$__ - Domestic Equities, Options, ADRs
▪	$__- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$__- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                    Bonds, Asset Backed Securities, High Yield Bonds
▪	$__- Bank Loans
▪	$__- Credit Default Swaps
▪	$__- Swaptions, Index Swaps
▪	$__- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
Corporate Action & Manual Pricing Services
▪	$__/Foreign Equity Security per Month for Corporate Action Service
▪	$__/Domestic Equity Security per Month for Corporate Action Service
▪	$__ /Month Manual Security Pricing (>10/day)
Fair Value Services (Charged at the Complex Level)**
▪	$__on the First 100 Securities
▪	$__on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪	$__for the first fund (subject to Board approval)
▪	$__for each additional fund (subject to change based on Board review and approval)
▪	$__/sub-advisor per fund
Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.
*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.   Fees are calculated pro rata and billed monthly.
SIGNATURE REQUIRED on the following  page

Advisor’s Signature below acknowledges approval of the fund administration fee schedule on this Exhibit B.

Ziegler Capital Management, LLC

By: /s/ Margaret M. Baer

Printed Name: Margaret M. Baer

Title: Chief Administrative Officer and Chief Operating Officer	Date: 12/31/13